Exhibit 4

SECOND AMENDMENT TO

RIGHTS AGREEMENT

SECOND AMENDMENT, made and entered into as of this 7th day of January, 2005 (this “Amendment”), by and between SONIC CORP. (the “Company”) and UMB Bank, N.A., as successor Rights Agent (the “Rights Agent”), is being executed under the following circumstances:

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of June 16, 1997, as amended by a First Amendment to Rights Agreement dated as of January 28, 2003 (the “Rights Agreement”);

WHEREAS, effective June 16, 1997, the Board of Directors of the Company authorized and declared a distribution of one Right (each, a “Right”) for each share of Common Stock, par value $.01 per share, of the Company (the “Company Common Stock”) outstanding at the Close of Business (as defined in the Rights Agreement) on June 27, 1997 (the “Record Date”), and authorized the issuance of one Right (as such number may be adjusted pursuant to the Rights Agreement) for each share of Company Common Stock which may be issued between the Record Date (whether originally issued or delivered from the Company’s treasury) and the earlier to occur of the Redemption Date or the Final Expiration Date (as such terms are defined in the Rights Agreement), each such Right initially representing the right to purchase one-thousandth of a share of Series A Junior Preferred Stock (as defined in the Rights Agreement) upon the terms and subject to the conditions set forth in the Rights Agreement;

WHEREAS, it is in the best interests of the Company and its stockholders to amend the Rights Agreement to delete the Continuing Director provisions in the Rights Agreement.

NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

Section 1. Amendment of Definition of Acquiring Person. The definition of “Acquiring Person” contained in Section 1(a) of the Rights Agreement is hereby amended as follows:

(a) by deleting from the first sentence thereof the phrase:

“(upon approval, in the case of subclauses (x) and (y), by a majority of the Continuing Directors (as such term is hereinafter defined))”; and

(b) by deleting from the second sentence thereof the following phrase:

“(upon approval by a majority of the Continuing Directors)”.

Section 2. Deletion of Definition of Continuing Director. The definition of “Continuing Director” contained in Section 1(g) is hereby deleted in its entirety, and the existing Sections 1(h) through 1(ac) are hereby redesignated accordingly as Sections 1(g) through 1(ab).

Section 3. Deletion of Continuing Director Provisions.

(a) Each of Sections 1(v), 11(a)(ii), 13(e) and 27 is hereby amended by deleting the term “Continuing Directors” and replacing such term with “Board of Directors of the Company” in each instance where such term appears.

(b) Each of Sections 3(b), 7(e), 11(a)(iii), 11(d), 13(a), 23(a), 23(b), 24(a), 24(b), 24(d) and 30 is hereby amended by deleting the following phrases, along with any and all associated punctuation made superfluous by such deletion, in each instance where any such phrase appears:

(i) “upon approval by a majority of the Continuing Directors”;

(ii) “and the Continuing Directors”, and

(iii) “and with the approval of a majority of the Continuing Directors then in office”.

(c) Section 30 is hereby further amended by deleting the last sentence thereof.

Section 4. Amendment of Definition of Summary of Rights. The definition of Summary of Rights contained in Section 3(a) of the Rights Agreement is hereby amended by deleting Exhibit B to the Rights Agreement in its entirety and replacing it with the amended and restated Exhibit B to the Rights Agreement attached hereto as Annex 1.

Section 5. Full Force and Effect. The remainder of the Rights Agreement shall remain unchanged, and the Rights Agreement, as amended above, shall remain in full force and effect.

Section 6. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts to be made and performed entirely within such state.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on their behalf as of the date first above written.

SONIC CORP.

By:	/s/ J. Clifford Hudson
Name:	J. Clifford Hudson
Title:	Chairman of the Board, Chief Executive Officer and President

UMB Bank, N.A.

By:	/s/ John H. Brown
Name:	John H. Brown
Title:	Senior Vice President

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ANNEX 1

Exhibit B

UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE

RIGHTS AGREEMENT (AS REFERRED TO BELOW), RIGHTS

ISSUED TO OR BENEFICIALLY OWNED BY ACQUIRING

PERSONS OR THEIR AFFILIATES OR ASSOCIATES (AS SUCH

TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR ANY

SUBSEQUENT HOLDER OF SUCH RIGHTS SHALL BE NULL AND

VOID AND MAY NOT BE TRANSFERRED TO ANY PERSON.

SONIC CORP.

SUMMARY OF RIGHTS TO PURCHASE

SERIES A JUNIOR PREFERRED STOCK

On June 16, 1997, the Board of Directors of Sonic Corp. (the “Company”) declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock, par value $.01 per share (the “Common Stock”), of the Company. The distribution is payable as of June 27, 1997 to stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth (1/1000) of a share of preferred stock of the Company, designated as Series A Junior Preferred Stock (the “Preferred Stock”) at a price of $85 per one one-thousandth (1/1000) of a share (“Exercise Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of June 16, 1997, as amended (the “Rights Agreement”), between Sonic Corp. and                              (the “Rights Agent”).

As discussed below, initially the Rights will not be exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the Common Stock.

The Rights become exercisable upon the close of business on the day (the “Distribution Date”) which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more (or, if such person is a passive institutional investor, 20% or more) of any class of the outstanding voting stock of the Company (an “Acquiring Person”) and (ii) the tenth business day after the date of the commencement or announcement of a person’s or group’s intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more (or, if such person is a passive institutional investor, 20% or more) of any class of the Company’s outstanding voting stock (even if no shares are actually purchased pursuant to such offer), or such later date as may be determined by a majority of the

Board of Directors; prior thereto, the Rights will not be exercisable, will not be represented by a separate certificate, and will not be transferable apart from the Company’s Common Stock, but will instead be evidenced, with respect to any of the Common Stock certificates outstanding as of June 27, 1997, by such Common Stock certificate with a copy of this Summary of Rights attached thereto. An Acquiring Person does not include (A) the Company, (B) any subsidiary of the Company, (C) any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more (or, if such person is a passive institutional investor, 20% or more) of the shares of any class of voting stock of the Company then outstanding results solely from (i) any action or transaction or transactions approved by a majority of the Board of Directors before such person or group became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of voting stock of the Company pursuant to a transaction or transactions approved by a majority of the Board of Directors (provided that, in the event any person or group set forth in clause (D) does not become an Acquiring Person by reason of clause (i) or (ii) above, such persons set forth in clause (D) shall nonetheless become an Acquiring Person upon acquisition of any additional shares of the Company’s voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii)).

Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after June 27, 1997 will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Common Stock certificates outstanding as of June 27, 1997, with or without a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights from and after the Distribution Date.

The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on June 16, 2007, unless earlier redeemed or exchanged by the Company, in each case as described below.

The Preferred Stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of the Company’s preferred stock. Each share of Preferred Stock will be entitled to a minimum quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared on the Company’s Common Stock. In the event of the liquidation of the Company, the holders of Preferred Stock will be entitled to receive a payment of the greater of (i) $100.00 per share plus accrued and unpaid dividends or (ii) 1000 times the aggregate amount to be distributed per share to holders of Common Stock. Each share of

Preferred Stock will have 1000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 1000 times the amount received per share of Common Stock. The rights of Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

The Exercise Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

Unless the transaction is approved by a majority of the Board of Directors, in the event that, after the time the Rights become exercisable, the Company were to be acquired in a merger or other business combination (in which any shares of Common Stock are changed into or exchanged for other securities or assets) (other than a merger that follows a cash tender offer for all outstanding shares of the Company, at a price determined by a majority of the Board of Directors to be fair and otherwise in the best interests of the Company and its stockholders) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, will from and after such date, have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price. In addition, in the event that a person or group of affiliated or associated persons becomes an Acquiring Person (unless such acquisition is made pursuant to a cash tender offer determined to be fair to the stockholders of the Company, as described in the preceding sentence), the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of the Common Stock (or cash, other securities or property) having a market value at the time of the transaction equal to two times the Exercise Price (such market value to be determined with reference to the market value of the Company’s Common Stock as provided in the Rights Agreement).

Fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share) may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-thousandth of a share.

At any time on or prior to the close of business on the earlier of (i) the tenth day after the time that a person (or group of affiliated or associated persons) has become an Acquiring Person (or such later date as a majority of the Board of Directors may determine) or (ii) June 16, 2007, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”), with the approval of the Board of Directors. Immediately upon the effective time of the action of the Board of Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For as long as the Rights are then redeemable, the Company may amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such. Amendments to the Rights Agreement require the approval of the Board of Directors.

At any time after a person (or group of affiliated or associated persons) becomes an Acquiring Person and prior to the acquisition by any such person or group of 50% or more of any class of outstanding voting stock of the Company, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or a fraction of a share of Preferred Stock or other consideration having equivalent market value) per Right (subject to adjustment).

Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated June 17, 1997. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is incorporated herein by reference.

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